AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (this "Amended Agreement"), is made and entered into as of the 15th day of August, 2012 (the "Effective Date"), by and between Campus Crest Communities, Inc. (the "Company"), and Earl C. Howell, an individual ("Employee") (the Company and Employee are hereinafter sometimes collectively referred to as the "Parties").

RECITALS

A.           The Parties previously executed that certain Employment Agreement dated October 19, 2010 (the "2010 Agreement"), a copy of which is attached hereto as Exhibit A.

B.           The Parties now mutually desire to amend and modify the 2010 Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.          Employment through October 19, 2012. This Amended Agreement supersedes the 2010 Agreement, with the exception that Employee shall remain in the same job title with the same general duties, and the same compensation, benefits, and provisions as set forth in the 2010 Agreement until and including October 19, 2012. The Parties agree and acknowledge that after October 19, 2012, the Parties shall have no further rights or obligations under the 2010 Agreement except as expressly set out herein and except as relates to Employee's obligations under any existing Confidentiality and Noncompetition Agreement (as hereafter defined). Employee agrees and acknowledges that nothing in this Amended Agreement or events preceding the execution hereof, shall be grounds for notice of termination by either of the Parties under the 2010 Agreement, nor trigger any rights to severance or other compensation or benefits under the 2010 Agreement. Employee and the Company shall, immediately upon the execution of this Amended Agreement, execute a mutual general release in the form attached hereto as Exhibit B. This Amended Agreement is contingent on Employee executing and not revoking such release. Effective after October 19, 2012, Employee shall relinquish the title and role of Chief Operating Officer of the Company.

2.          Employment, Title and Duties Effective October 20, 2012. Effective October 20, 2012 and until and including January 4, 2013, Employee shall serve as the President of the Company. Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Effective October 20, 2012, those employees of the Company who previously reported to Employee shall shift their reporting to the Chief Executive Officer ("CEO") of the Company. Employee shall assist in managing the day-to-day operations of the Company as requested and/or such other duties and authority as are customary for such position and as shall from time to time be assigned to Employee by the CEO and the Board of Directors ("Board") of the Company in their discretion. Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts with undivided loyalty to the performance of such duties. Employee shall abide by all of the rules, regulations and policies established or promulgated (whether communicated in writing, electronically or orally) by the Company from time to time. Employee agrees that he shall not, without obtaining the express prior approval in writing of the CEO and the Board of the Company, engage in any employment, consulting activity or business other than for the Company. However, commencing October 20, 2012, Employee may search for future employment and may enter into discussions with third parties regarding such future employment so long as he does not breach the terms of his Confidentiality and Noncompetition Agreement.

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(A)         Compensation and Benefits Effective October 20, 2012.

(i)	Base Salary. Effective October 20, 2012 and until and including January 4, 2013, Employee shall receive a base salary from the Company calculated using a rate equivalent to $360,000 per annum. The base salary shall be paid during such period of employment by direct deposit according to the Company's current standard pay practice of 26 pay periods per year or in accordance with the Company's relevant policies and practices in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other authorized withholdings.

(ii)	Car and Housing Allowances. Employee shall continue to receive a car allowance of $1,000 per month and a housing allowance of $1,900 per month. Employee's car allowance shall expire and conclude on December 31, 2012, and his housing allowance shall expire and conclude on January 11, 2013.

(iii)	Incentive Compensation. Subject to, and in accordance with, its terms, Employee shall continue to be eligible to participate in the full-year 2012 Company Incentive Compensation Plan (the "CIC Plan") awards, with a target potential bonus equal to fifty percent (50%) of his base salary, with the potential to achieve one hundred percent (100%) of base salary if stretch performance targets are achieved subject to satisfaction of all criteria for such awards. Employee's eligibility for or entitlement to any payments under the CIC Plan shall be subject to the terms of the CIC Plan and any applicable award agreements thereunder.

(iv)	EICP. Subject to, and in accordance with, its terms, Employee shall continue to be eligible to participate in the Company's Equity Incentive Compensation Plan (the "EICP") for 2012. The Employee will receive a grant of 11,110 shares of restricted common stock of the Company on January 1, 2013 as reflected in the schedule of awards attached hereto as Exhibit C. This grant of shares and any other unvested grants which Employee has received or may receive shall vest as provided in Section 3(D) herein. The terms of the original awards and the underlying plans under which such grants are issued shall control, except as set forth in this Amended Agreement.

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(v)	Special Projects. Employee shall be eligible for an additional discretionary incentive bonus for certain projects within or outside the scope of the Company's ordinary course of business. ("Special Projects") as directed by the CEO, which would include:

(a)	A $100,000 cash bonus subject to the following: (1) diligent efforts relating to and resulting in the execution of all requisite banking documentation with existing and/or new lenders relating to Special Projects; and (2) closing on or before January 31, 2013. This cash bonus, and specifically relating to securing bank concessions, shall ratably increase in proportion to additional, upfront concessions over and above Company Management expectations and which are achieved prior to closing. Any such bonus earned pursuant to this Section 2(A)(v)(a) shall be payable within thirty (30) days of closing of the relevant transaction.

(b)	A $100,000 cash bonus subject to the following: (1) diligent efforts relating to and resulting in the execution of all equity participation agreements (e.g., share purchase agreements, joint venture agreements, etc.) with requisite equity partners for Special Projects; and (2) closing on or before January 31, 2013. Any such bonus earned pursuant to this Section 2(A)(v)(b) shall be payable within thirty (30) days of closing of the relevant transaction.

(vi)	Other Benefit Plans; PTO. Subject to, and in accordance with, their terms, Employee shall be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, life insurance and disability benefits. Employee's rights and entitlements with respect to any benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein or in any employment offer shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company's right to modify or eliminate such plans, policies or contracts in its sole discretion. Employee shall carry over any accrued but unused paid time off ("PTO") days as of October 19, 2012. Thereafter, Employee shall be eligible to accrue additional compensated business days of PTO during the remainder of 2012 accruing at the rate of one and 83/1000ths (1.083) days per month of service. PTO is accrued on a calendar year basis with a total maximum accrual of twenty-one (21) days. Upon Employee's departure from the Company, any accrued but unused PTO will be paid to Employee, consistent with any provisions herein. PTO generally may not be used in advance of its accrual, but any unaccrued but used PTO will be considered an advance and will be deducted from Employee's final paycheck upon termination.

(vii)	Holidays. Employee is also eligible for paid holiday days during the period from October 20, 2012 through January 4, 2013 on days designated by the Company as holidays.

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(viii)	Any incentive payments, benefits or awards referenced in this Amended Agreement shall be subject to applicable plan terms and all applicable taxes and other withholdings. Employee shall not be eligible for any additional bonuses or incentives and shall not be eligible to participate in the CIC Plan or the EICP for 2013 or thereafter unless subsequently agreed in writing between the Parties. Employee hereby acknowledges and agrees that, except as expressly set forth in this Amended Agreement, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment.

3.          Employment, Title and Duties Effective January 5, 2013. Effective January 4, 2013 at 11:59 p.m., Employee shall relinquish the title of President of the Company and the Company shall take the necessary steps to convey to Employee the automobile, cell phone and computer being used by Employee. Furthermore, on or around January 5, 2013, the Parties shall execute a mutual general release in the form attached hereto as Exhibit B, and an extension of the existing Confidentiality and Noncompetition Agreement. Upon expiration of Employee's housing allowance on January 11, 2013, Employee shall thereafter work from his residence in Atlanta, Georgia and commute as necessary and reasonably requested by the Company from time to time to the Company's offices in Charlotte, North Carolina or other work locations.

(A)	Title and Duties. Effective January 5, 2013 and until and including December 31, 2013, Employee shall serve in the capacity of Director of Special Projects for the Company. Employee shall assist as requested by the CEO and perform such other duties and exercise such authority as shall from time to time be assigned to Employee by the CEO and the Board in their discretion. Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts with undivided loyalty to the performance of such duties. Employee shall abide by all of the rules, regulations and policies established or promulgated (whether communicated in writing, electronically or orally) by the Company from time to time. Notwithstanding the foregoing, commencing January 5, 2013, Employee may engage in other employment so long as he discloses such other employment in advance to the Company and such other employment does not result in, and is not reasonably likely to result in, a breach of the terms of this Amended Agreement or his Confidentiality and Noncompetition Agreement.

(B)	Intentionally Blank.

(C)	Compensation and Benefits Effective January 5, 2013. Effective January 5, 2013 and until and including December 31, 2013, Employee shall receive a base annual salary of $100,000, which shall be paid in equal installments on January 5, 2013, April 1, 2013, July 1, 2013, and on October 1, 2013. Employee agrees that he shall not be eligible for any Company benefits after January 4, 2013, with the exception of life and disability insurance coverage to the extent he is eligible and qualifies for such benefits as provided by the terms of the applicable plans.

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(D)	Vesting of Stock Grants.

(i)	The total number of shares of restricted common stock of the Company granted to Employee that are not vested as of the Effective Date shall vest in equal amounts on January 5, 2013, April 1, 2013, July 1, 2013 and October 1, 2013 (i.e., ¼ of the grants shall vest on each of the above dates), with 100% of unvested grants vested on or before December 31, 2013, subject to:

(a)	(1) The Parties' execution on October 1, 2013, and Employee’s non-revocation of, a mutual general release in the form attached hereto as Exhibit B, and an extension of the existing Confidentiality and Noncompetition Agreement; and (2) the Parties’ execution on December 31, 2013, and Employee's non-revocation of, a separation agreement and mutual general release in the form attached hereto as Exhibit D, but also including separation language. Employee's failure to execute such agreements or revocation thereof shall be considered a willful breach of a material provision of this Amended Agreement.

(b)	Forfeiture of all grants that were unvested as of January 1, 2013 if Employee fails to timely execute the agreements referenced in Section 3(D)(i)(a) above, or revokes or violates such agreements.

(ii)	The stock grants contemplated by this Section 3(D) specifically include any and all awards granted to Employee, including, but not limited to, awards associated with the Company's EICP for 2012.

4.          Expiration of Amended Agreement. Employee shall resign his employment with the Company and any subsidiary or related entities and this Amended Agreement shall expire by its terms at 11:59 p.m. on December 31, 2013, unless terminated earlier by Employee or the Company. Expiration/Termination of this Amended Agreement shall end completely Employee's employment with the Company, including, but not limited to, any roles as an officer.

(A)	Termination Date. Upon expiration of this Amended Agreement by its terms on December 31, 2013, or, if terminated earlier by the Company, the date which the Board of the Company designates as the termination date or, if terminated earlier by Employee, the date designated by Employee as stated in the written notice delivered to the Company, shall be referred to herein as the "Termination Date".

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(B)	Payment Upon Termination Prior to Expiration of Amended Agreement.

(i)	Termination By Employee Prior to Expiration of Amended Agreement. In the event Employee terminates this Amended Agreement prior to its expiration on December 31, 2013, the Company shall be obligated to pay Employee only that pro-rata portion of his then current base salary payment which is earned but unpaid as of the Termination Date, any earned and vested but unpaid incentive compensation, any accrued but unpaid PTO due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any additional payment or benefits and he shall forfeit any remaining unvested grants unless he has Good Cause, as defined below, to terminate this Amended Agreement prior to December 31, 2013. If Employee terminates this Amended Agreement for Good Cause prior to December 31, 2013, and the Company does not timely cure, then Employee's post-termination pay, benefits and vesting schedule shall be as set forth below in Section 4(B)(ii)(b) for termination by the Company "without cause" prior to the expiration of the Amended Agreement. The term "Good Cause" for purposes of this subsection (i) shall mean a material breach by the Company of its obligations hereunder, provided that, upon the occurrence of any of such breach, Employee gives the Company notice of his belief that he has Good Cause to terminate this Amended Agreement within thirty (30) days of any breach, and the Company fails to cure within thirty (30) business days of receipt of Employee's notice, and the Employee resigns within thirty (30) days after the end of such thirty (30) day cure period.

(ii)	Termination By Company Prior to Expiration of Amended Agreement.

(a)	Termination by Company for "Good Cause". The Company may terminate this Amended Agreement prior to its expiration on December 31, 2013 for Good Cause effective immediately upon written notice to Employee stating the facts constituting such Good Cause. If Employee is terminated for Good Cause, the Company shall be obligated to pay Employee that pro-rata portion of his then current base salary payment which is earned but unpaid as of the Termination Date, any earned and vested but unpaid incentive compensation, any accrued but unpaid PTO due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any additional payment or benefits and he shall forfeit any remaining unvested grants. The term “Good Cause” for purposes of this Section 4(B)(ii)(a) shall mean: (1) Employee's act of gross negligence or misconduct that has the effect of injuring the business of the Company or its parent, subsidiaries or affiliates, taken as a whole, in any material respect, (2) Employee's material violation of the Company's code of business conduct and ethics; (3) a material violation of the Employee's fiduciary duties to the Company; (4) Employee's conviction or plea of guilty or nolo contendere to the commission of a felony by Employee, (5) the commission by Employee of an act of fraud or embezzlement against the Company, its parent, subsidiary or affiliates, or (6) Employee's willful breach of any material provision of this Amended Agreement, including his failure to execute any documents, required by this Amended Agreement, or the breach of the existing or any subsequent confidentiality, noncompetition and/or non-solicitation agreements or any other restrictive covenants between Employee and the Company (the "Confidentiality and Noncompetition Agreement").

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(b)	Termination by Company Without "Good Cause". If the Company terminates this Amended Agreement prior to its December 31, 2013 expiration date without Good Cause, the Company shall pay to Employee all compensation and benefits Employee would have received hereunder had he remained employed through December 31, 2013, and any granted but unvested stock grants shall vest immediately upon the Termination Date. Any amounts payable under this subsection (b) shall be paid no later than thirty (30) days following Employee's Termination Date and shall be subject to applicable withholdings. The payments outlined in this subsection (b) are contingent on Employee fully complying with the terms of any Confidentiality and Noncompetition Agreement. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this subsection (b) and that the Company is entitled to recover from Employee any payments the Company has already made to Employee.

(iii)	Change in Control. In the event of Employee's termination by the Company prior to expiration of this Amended Agreement without "cause" as defined in the EICP for 2012 within 24 months following the occurrence of a Change in Control as defined in the EICP for 2012, vesting of grants and/or acceleration thereof shall be governed by the terms of the EICP for 2012.

(iv)	Disability. The Company may terminate Employee's employment upon Employee's total disability. Employee shall be deemed to be totally disabled for purposes of this Amended Agreement if he is unable to perform his essential job duties under this Amended Agreement by reason of a mental or physical illness or condition lasting for a period of 120 consecutive days or more, taking into consideration any reasonable accommodations under the Americans with Disabilities Act, if applicable. The determination as to whether Employee is totally disabled shall be made by a licensed physician selected by the Company. Whether Employee is entitled to receive his base salary during the period he is unable to work prior to termination hereunder is contingent on other Company policies and the amount of leave Employee has available to him under those policies. Upon termination by reason of Employee's disability, the Company's sole and exclusive obligation will be to pay Employee that pro-rata portion of his current base salary payment which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation and any accrued but unpaid PTO due to him through the Termination Date. In the event of Employee's disability prior to Employee fully vesting, any previously granted and unvested shares shall vest in equal amounts ratably over the remaining quarters of calendar year 2013 on the first day of each calendar quarter, with 100% of unvested grants vesting on or before December 31, 2013.

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(v)	Death. This Amended Agreement shall terminate immediately and without any action on the part of the Company if Employee dies. In such an event, Employee's estate shall receive from the Company, (i) within thirty (30) days of Employee’s death, an amount equal to that pro-rata portion of his then current base salary payment which is earned but unpaid as of the date of Employee's death unless earlier terminated due to disability as set forth in Section 4(B)(iv) above, (ii) any additional salary Employee would have received hereunder had he remained employed through December 31, 2013 and any incentive compensation earned by Employee but unpaid prior to Employee's death, payable on the dates set forth in Section 3(C), and (iii) other death benefits, if any, generally applicable to the Company's employees. Any previously granted and unvested shares shall vest in equal amounts ratably over the remaining quarters of calendar year 2013 on the first day of each calendar quarter, with 100% of unvested grants vesting on or before December 31, 2013.

(vi)	Section 280G. In the event it shall be determined that any payment or distribution to or for the benefit of Employee under the 2010 Agreement or this Amended Agreement or the acceleration thereof (the "Triggering Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the "Excise Tax") (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the "Total Payments"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determinations required to be made under this subsection (vi) shall be made in writing within ten (10) business days of the receipt of notice by Employee that there has been a Triggering Payment by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and Employee) and such determinations shall be final and binding on the Company and Employee. Any fees incurred as a result of work performed by any independent accounting firm hereunder shall be paid by the Company.

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(C)	Section 409A. The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under Section 4(B) of this Amended Agreement, as applicable:

(i)	Notwithstanding anything to the contrary contained herein, no payments that are subject to the provisions of Section 409A of the Code shall be made to Employee upon Employee's termination of employment from the Company under this Amended Agreement unless such termination of employment is a "separation from service" within the meaning of Section 409A of the Code. For purposes of determining the timing of payments under this Section 4 only, "Termination Date" shall be deemed to mean the date on which Employee experiences a "separation from service" within the meaning of Section 409A of the Code.

(ii)	It is intended that each installment of the payments and benefits provided under Section 4(B), if any, shall be treated as a separate "payment" for purposes of Section 409A of the Code.

(iii)	Notwithstanding anything herein to the contrary, in the event that Employee is deemed to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to Employee hereunder that are subject to the provisions of Section 409A of the Code shall not be made prior to the six-month anniversary of Employee's Termination Date. Thereafter, any payment that would otherwise have been made during the six-month period beginning on Employee's Termination Date will be paid, together with interest at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the Termination Date), to Employee immediately following such six-month anniversary and no later than thirty (30) days following such anniversary.

5.          Release. Employee agrees that payment by the Company of the amounts set out above in Section 4(B) (except in the event of a termination due to death) is contingent upon the Parties executing and Employee not revoking a mutual release, in the form attached hereto as Exhibit B, and which also recites that such payment is in full and final settlement of any and all actions, causes of action, suits, claims, demands and entitlements whatsoever which Employee has or may have against the Company or which the Company may have against Employee, their respective affiliates and any of their respective directors, officers, employees, shareholders, representatives, successors and assigns arising out of Employee's hiring, his employment and the termination of his employment or this Amended Agreement.

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6.          Expenses. The Company shall reimburse Employee for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Employee, which relate to Employee's duties hereunder, in accordance with the Company's relevant policies in effect from time to time.

7.          Survival Of Certain Provisions. Any provisions hereof that, by their nature, would survive the termination hereof shall not be discharged or dissolved upon, but shall survive the termination of the employment of Employee with the Company, including, but not limited to the Confidentiality and Noncompetition Agreement referenced herein.

8.          Representations And Warranties Of Employee. As of the date hereof and at all times during the term hereof, Employee represents and warrants to the Company that (a) Employee has not entered into and is not bound by any agreement, understanding or restriction (including, without limitation, any covenant restricting competition or solicitation or agreement relating to trade secrets or confidential information) with any third party that in any way limits, restricts or would prevent the employment of him by the Company under this Amended Agreement or the full and complete performance by him of all his duties and obligations hereunder; (b) the execution of this Amended Agreement by him and the employment of him by the Company under this Amended Agreement will not result in, or constitute a breach of, any term or condition of any other agreement, instrument, arrangement or understanding between him and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach or violation of any such agreement, instrument, arrangement or understanding, or which would accelerate the maturity of any duty or obligation of him thereunder; and (c) Employee has not filed or initiated any claims, suits or charges in any court or administrative body or otherwise against the Company or any parent, subsidiary or affiliated entity or their respective employees, agents, shareholders or Board members.

9.          Indemnity. Employee acknowledges that the Company has relied upon the representations contained in Section 8 hereof. Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies and each of their representatives and consultants and their insurers and attorneys harmless against any and all claims, liabilities, losses, damages, costs, fees or expenses including, without limitation, reasonable legal fees and costs incurred by the Company, its directors and officers and each of their employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives, consultants and their insurers by reason of an alleged violation by Employee of any of the representations contained in Section 8 hereof.

10.         Notices. All notices and other communications under this Amended Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company	Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Donald L. Bobbitt, Jr.

With copy to	Dawn H. Sharff, Esq.
Bradley Arant Boult Cummings LLP
One Federal Place

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1819 Fifth Avenue North
Birmingham, AL 35203

If to Employee	Earl C. Howell
3220 Andrews Drive, NW
Atlanta, GA 30305

11.         Enforceability and Reformation; Severability. The Parties intend for all provisions of this Amended Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Amended Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court or arbitrator should deem any provision of this Amended Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Amended Agreement shall be enforceable in such scope, for such duration and in such geographic area as such court or arbitrator may determine to be reasonable.

12.         Benefit. The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Amended Agreement and its obligations shall inure to the benefit of and be binding and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company's assets or a purchase of a majority of the outstanding capital stock of the Company.

13.         Dispute Resolution. All controversies, claims, issues and other disputes (collectively, "Disputes") arising out of or relating to this Amended Agreement or Employee's employment hereunder shall be subject to the applicable provisions of this Section.

(A)	Arbitration. Except for actions seeking relief for violations of any Confidentiality and Noncompetition Agreement, all Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association ("AAA") according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

(B)	Interstate Commerce. The Parties hereto acknowledge that (i) they have read and understood the provisions of this Section regarding arbitration and (ii) performance of this Amended Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Amended Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

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(C)	Waiver of Jury Trial. If any Dispute is not arbitrated for any reason, the Parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

14.         Amendment. This Amended Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

15.         Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Amended Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

16.         Access To Counsel. Employee acknowledges that he has had full opportunity to review this Amended Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary to interpret the legal effect hereof. The Parties represent and acknowledge that they are knowingly and voluntarily entering into this Amended Agreement.

17.         Governing Law. This Amended Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

18.         Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

19.         Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

20.         Counterparts. This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

21.         Interpretation. The language used in this Amended Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Amended Agreement. The language used in this Amended Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

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22.         Execution of Further Documents. The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Amended Agreement.

23.         Successors and Assigns. This Amended Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives. Employee may not assign any of his obligations under this Amended Agreement.

24.         Entire Agreement. This Amended Agreement and the Exhibits attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

25.         Compliance with Section 409A of the Code. This Amended Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code, and any regulations and Treasury guidance promulgated thereunder and all ambiguities shall be interpreted in a manner consistent with such intent.

[signatures on separate page]

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IN WITNESS WHEREOF, each of the Parties has executed this Amended Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.

Name:	Donald L. Bobbitt, Jr.

Title:	Executive Vice President and Chief Financial Officer

EMPLOYEE:
/s/ Earl C. Howell
EARL C. HOWELL

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Exhibit A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 19th day of October, 2010 (the “Effective Date”), by and between Campus Crest Communities, Inc. (the “Company”), and Earl C. Howell, an individual (“Employee”) (the Company and Employee are hereinafter sometimes collectively referred to as the “Parties”).

RECITALS

A.      The Company desires to employ Employee as President and Chief Operating Officer of the Company on the terms and conditions hereinafter set forth.

B.       Employee desires to accept such employment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       Employment. The Company hereby employs Employee as President and Chief Operating Officer of the Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall manage the day-to-day operations of the Company and shall have such other duties and authority as are customary for such position and as shall from time to time be assigned to Employee by the Chief Executive Officer and the Board of Directors (“Board”) of the Company in their discretion. Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts with undivided loyalty to the performance of such duties. Employee shall abide by all of the rules, regulations and policies established or promulgated (whether communicated in writing, electronically or orally) by the Company from time to time. Employee agrees that so long as he is an employee of the Company he shall not, without obtaining the express prior approval in writing of the Chief Executive Officer and the Board of the Company, engage in any employment, consulting activity or business other than for the Company.

2.       Compensation and Benefits. During his employment under this Agreement, Employee shall receive the compensation and benefits more particularly described on Exhibit A attached hereto and made a part hereof. In the event the Company terminates the Incentive Compensation Plan provided for in Exhibit A hereto, the Company shall establish a new plan or such other arrangement as shall be mutually agreeable to the Company and Employee which shall provide Employee with substantially similar economic benefits to those provided under the Incentive Compensation Plan. Furthermore, no amendment or modification to the Incentive Compensation Plan shall reduce the benefits to be provided thereunder without the consent of Employee. Any payments referenced hereunder shall be subject to applicable taxes and other withholdings.

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3.       Termination. This Agreement shall be for an initial term of two years, expiring on the second anniversary of the date hereof; provided, however, it shall automatically renew for additional one year terms on each anniversary date hereof unless notice of termination is given in writing at least 90 days prior to expiration of the initial term or the renewal term, as the case may be. The Company may terminate this Agreement at any time for Cause or without Cause (as defined below). Employee may terminate this Agreement at any time with or without Good Reason (as defined below) upon delivery to the Company of thirty (30) days written notice. Termination of this Agreement shall terminate completely Employee’s employment with the Company, including, but not limited to, his role as an officer. If Employee is serving as a member of the Company’s Board, Employee agrees to resign from the Board effective immediately upon termination of this Agreement.

(A)    Termination Date. The date which the Board of the Company designates as the termination date or, if Employee terminates this Agreement, the date designated by Employee as stated in the written notice delivered to the Company, shall be referred to herein as the “Termination Date.”

(B)     Payment Upon Termination.

(i)      Termination By Employee. In the event Employee terminates this Agreement, the Company shall be obligated to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation, any accrued but unpaid paid time off (“PTO”) due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any type of severance payment, unless he has Good Reason, as defined below, to terminate this Agreement. If Employee has Good Reason then he shall receive the severance outlined in subsection (B)(ii)(b) below addressing Termination by the Company without Cause, subject to its requirements for receipt of such payment. If Employee terminates Employee’s employment pursuant to this subsection (B)(i), then the Company, at its option, may require Employee to cease providing services during the thirty (30) day notice period required therein; provided, however, for purposes of calculating payment upon termination under this Agreement, Employee shall be treated as if he was employed during such thirty (30) day period. “Good Reason” shall mean (1) a material involuntary reduction in Employee’s duties, authority, reporting responsibility or function by the Company, (2) a material reduction in Employee’s compensation package other than as mutually agreed, (3) Employee’s involuntary relocation to a principal place of work more than thirty (30) miles from Charlotte, North Carolina or (4) a material breach by the Company of its obligations hereunder, provided that, upon the occurrence of any of these acts or omissions, Employee gives the Company notice of his belief that he has Good Reason to terminate this Agreement and the Company fails to cure within thirty (30) business days of receipt of Employee’s notice.

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(ii)     Termination By Company.

(a)     Cause. The Company may terminate this Agreement for Cause effective immediately upon written notice to Employee stating the facts constituting such Cause. If Employee is terminated for Cause, the Company shall be obligated to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation, any accrued but unpaid PTO due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any type of severance payment. The term “Cause” shall mean: (1) Employee’s act of gross negligence or misconduct that has the effect of injuring the business of the Company or its parent, subsidiaries or affiliates, taken as a whole, in any material respect, (2) Employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by Employee, (3) the commission by Employee of an act of fraud or embezzlement against the Company, its parent, subsidiary or affiliates, or (4) Employee’s willful breach of any material provision of this Agreement or that certain Confidentiality and Noncompetition Agreement between Employee and the Company which shall be entered into contemporaneously with this Agreement (the “Confidentiality and Noncompetition Agreement”).

(b)    Without Cause. The Company may terminate this Agreement without Cause effective immediately upon notice to Employee. In the event the Company terminates this Agreement without Cause, the Company shall pay to Employee in addition to the amounts under the first sentence of Subsection B(i) above, a cash payment equal to two times the sum of: (i) Employee’s then current annual Base Salary, as adjusted for any increase thereto and (ii) an amount equal to the bonus paid to Employee for the prior year (provided that, if no incentive bonus was paid in the prior year the amount shall be 50% of the “target amount” as defined in the Company’s Incentive Compensation Plan for the year in which notice is given). Any amounts payable under this subparagraph shall be paid in equal monthly installments over a period of 24 months commencing no later than thirty (30) days following Employee’s Termination Date, shall be subject to applicable withholdings. The severance and bonus payments outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

(iii)    Change in Control. In the event, within 24 months following a Change in Control of the Company: (A) Employee is terminated without Cause by the Company, or (B) Employee terminates his employment for Good Reason, in lieu of the severance payment outlined in (b) above, Employee will receive, in addition to the amounts under the first sentence of Subsection B(i) above, a cash payment equal to two times the sum of: (i) Employee’s then current Base Salary, as adjusted for any increase thereto and (ii) an amount equal to Employee’s previous year’s Incentive Compensation Plan payment. In the event Employee did not receive an Incentive Compensation Plan payment the previous year, the incentive amount shall be 50% of the “target amount” as defined in the Company’s Incentive Compensation Plan for the year in which termination occurs. Such amount shall be paid in a lump sum within 60 days of the Termination Date subject to subsection 3(C) hereof. “Change in Control” means “a change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations. The payments to Employee outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement signed contemporaneously herewith. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee.

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In the event it shall be determined that any payment or distribution to or for the benefit of Employee under this subsection (iii) or the acceleration thereof (the “Triggering Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determinations required to be made under this subsection (iii) shall be made in writing within ten (10) business days of the receipt of notice from Employee that there has been a Triggering Payment by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and Employee) and such determinations shall be final and binding on the Company and Employee. Any fees incurred as a result of work performed by any independent accounting firm hereunder shall be paid by the Company.

(iv)    Vesting. In the event of: (i) a termination by the Company without Cause, (ii) a termination by Employee for Good Reason, (iii) a Change in Control, or (iv) the voluntary retirement of the Employee subsequent to reaching the age of 63, occurring prior to Employee fully vesting in any options or restricted equity, then the vesting schedule shall be accelerated so that Employee will be deemed fully vested with respect to such options or restricted equity.

(v)     Disability. The Company may terminate Employee’s employment upon Employee’s total disability. Employee shall be deemed to be totally disabled for purposes of this Agreement if he is unable to perform his essential job duties under this Agreement by reason of a mental or physical illness or condition lasting for a period of 120 consecutive days or more, taking into consideration any reasonable accommodations under the Americans with Disabilities Act, if applicable. The determination as to whether Employee is totally disabled shall be made by a licensed physician selected by the Company. Whether Employee is entitled to receive his Base Salary during the period he is unable to work prior to termination hereunder is contingent on other Company policies and the amount of leave Employee has available to him under those policies. Upon termination by reason of Employee’s disability, the Company’s sole and exclusive obligation will be to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid bonus and any accrued but unpaid PTO due to him through the Termination Date.

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(vi)    Death. This Agreement shall terminate immediately and without any action on the part of the Company if Employee dies. In such an event, Employee’s estate shall receive from the Company, in a single lump sum, an amount equal to (i) that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the date of Employee’s death unless earlier terminated due to disability as set forth in subsection 3(B)(v) above and (ii) any bonus compensation earned by Employee but unpaid prior to Employee’s death, plus other death benefits, if any, generally applicable to the Company’s employees.

(C)    The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under Section 3(B) of this Agreement, as applicable:

(i)      Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” within the meaning of Section 409A of the Code. For purposes of determining the timing of payments under this Section 3 only, “Termination Date” shall be deemed to mean the date on which Employee experiences a “separation from service” within the meaning of Section 409A of the Code.

(ii)     It is intended that each installment of the payments and benefits provided under this Section 3(B)(ii)(b), if any, shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iii)    Notwithstanding anything herein to the contrary, in the event that Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to Employee hereunder that are subject to the provisions of Section 409A of the Code shall not be made prior to the six-month anniversary of Employee’s Termination Date. Thereafter, any payment that would otherwise have been made during the six-month period beginning on Employee’s Termination Date will be paid, together with interest at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the termination date), to Employee immediately following such six-month anniversary and no later than thirty (30) days following such anniversary.

4.       Release. Employee agrees that payment by the Company of the amounts set out above (in the event of a termination by the Company Without Cause, termination by Employee for Good Reason or due to a Change in Control) is contingent upon Employee executing a mutual release, acceptable to the Company and Employee which shall recite that such payment is in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Employee has or may have against the Company or which the Company may have against Employee, their respective affiliates and any of their respective directors, officers, employees, shareholders, representatives, successors and assigns arising out of Employee’s hiring, his employment and the termination of his employment or this Agreement.

5.       Expenses. The Company shall reimburse Employee for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Employee, which relate to Employee’s duties hereunder, in accordance with the Company’s relevant policies in effect from time to time.

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6.       Survival Of Certain Provisions. Any provisions hereof that, by their nature, would survive the termination hereof shall not be discharged or dissolved upon, but shall survive the termination of the employment of Employee with the Company.

7.       Representations And Warranties Of Employee. As of the date hereof and at all times during the term hereof, Employee represents and warrants to the Company that (a) Employee has not entered into and is not bound by any agreement, understanding or restriction (including, without limitation, any covenant restricting competition or solicitation or agreement relating to trade secrets or confidential information) with any third party that in any way limits, restricts or would prevent the employment of him by the Company under this Agreement or the full and complete performance by him of all his duties and obligations hereunder; and (b) the execution of this Agreement by him and the employment of him by the Company under this Agreement will not result in, or constitute a breach of, any term or condition of any other agreement, instrument, arrangement or understanding between him and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach or violation of any such agreement, instrument, arrangement or understanding, or which would accelerate the maturity of any duty or obligation of him thereunder.

8.       Indemnity. Employee acknowledges that the Company has relied upon the representations contained in Section 7 hereof. Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers and attorneys harmless against any and all claims, liabilities, losses, damages, costs, fees or expenses including, without limitation, reasonable legal fees and costs incurred by the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers by reason of an alleged violation by Employee of any of the representations contained in Section 7 hereof.

9.       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Company	Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Donald L. Bobbitt, Jr.

With copy to	Dawn H. Sharff, Esq.
Bradley Arant Boult Cummings LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, AL 35203

If to Employee	Earl C. Howell
3220 Andrews Drive, NW
Atlanta, GA 30305

10.     Enforceability and Reformation; Severability. The Parties intend for all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court or arbitrator should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as such court or arbitrator may determine to be reasonable.

11.     Benefit. The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Agreement and its obligations shall inure to the benefit of and be binding and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company’s assets or a purchase of a majority of the outstanding capital stock of the Company.

12.     Dispute Resolution. All controversies, claims, issues and other disputes (collectively, “Disputes”) arising out of or relating to this Agreement or Employee’s employment hereunder shall be subject to the applicable provisions of this Section.

(A)     Arbitration. Except for actions seeking relief for violations of the Confidentiality and Noncompetition Agreement, all Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association (“AAA”) according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

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(B)     Interstate Commerce. The Parties hereto acknowledge that (i) they have read and understood the provisions of this Section regarding arbitration and (ii) performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(C)     Waiver of Jury Trial. If any Dispute is not arbitrated for any reason, the Parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

13.     Amendment. This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

14.     Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

15.     Access To Counsel. Employee acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary to interpret the legal effect hereof.

16.     Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

17.     Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

18.     Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

19.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

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20.     Interpretation. The language used in this Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

21.     Execution of Further Documents. The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

22.     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives. Employee may not assign any of his obligations under this Agreement.

23.     Entire Agreement. This Agreement and the Exhibit attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

24.     Compliance with Section 409A of the Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code, and any regulations and Treasury guidance promulgated thereunder and all ambiguities shall be interpreted in a manner consistent with such intent.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.
Name:	Donald L. Bobbitt, Jr.
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Earl C. Howell
EARL C. HOWELL

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Exhibit A — Employment Agreement with Earl C. Howell

Compensation and Benefits

(A)     Employee’s employment with the Company shall become effective on October 19, 2010. On the date Employee’s employment commences, unless voted otherwise by the Company’s Board of Directors, Employee will be granted a seat on the Company’s Board of Directors.

(B)     Employee shall receive a base salary of $260,000 per year, which will increase to $360,000 per year effective on January 1, 2012 (as such base salary may hereafter from time to time be adjusted as provided herein, the “Base Salary”). Thereafter, Employee’s Base Salary shall be reviewed annually by the Company’s Compensation Committee and the Board of the Company and may be adjusted upward in its sole discretion. The Base Salary shall be paid during the period of employment, by direct deposit according to the Company’s current standard pay practice of 26 pay periods per year (semi-monthly) or in accordance with the Company’s relevant policies and practices in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(C)     In addition to the Base Salary, Employee is eligible to participate in the Company’s Incentive Compensation Plan (the “Plan”) with a target potential bonus equal to fifty percent (50%) of his Base Salary, with the potential to achieve one hundred percent (100%) of Base Salary if stretch performance targets are achieved. This plan shall be approved annually by the Compensation Committee and approved by the Board of the Company. Employee’s eligibility for or entitlement to any payments under the Plan shall be subject to the terms of the Plan.

(D)     In addition to the Base Salary and Employee’s participation in the Plan, Employee shall receive a one-time bonus of $150,000 upon completion of the public stock offering of the Company.

(E)     In accordance with its terms, Employee is eligible to participate in the Company’s Equity Incentive Compensation Plan (the “EICP”). The Employee will receive a grant of 33,333 shares of restricted common stock of the Company on the Effective Date, a grant of 33,333 shares of restricted common stock of the Company on January 1, 2012 and a grant of 11,110 shares of restricted common stock of the Company on January 1, 2013 which grants of shares will vest ratably on each of the first, second and third anniversaries of the date of grant. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the EICP, which Employee acknowledges.

(F)     Employee shall receive a car allowance of $1,000 per month.

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(G)     Subject to, and in accordance with, their terms, Employee shall be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability, vacation, auto, and other related benefits. These currently include health, dental and life insurance, and 401K. Employee is eligible to accrue compensated business days of PTO each year, initially accruing at the rate of one and 83/1000ths (1.083) days per month of service, beginning with the completion of Employee’s first month of service. After the completion of Employee’s first year of employment, for each additional year employed thereafter, Employee shall accrue one additional day of PTO. By way of example only, Employee shall accrue PTO at a rate of one and 167/1000ths (1.167) days per month beginning the first day of his second year of employment. PTO is accrued on a calendar year basis with a total maximum accrual of twenty-one (21) days per year. Up to five (5) days of unused PTO may be carried over from one year to the following year, but carried-over PTO must be used within the year following its accrual. Upon Employee’s termination from the Company, current year accrued but unused PTO will be considered for payment to Employee, but carried-over PTO will not be paid to Employee. PTO generally may not be used in advance of its accrual, but any unaccrued but used PTO will be considered an advance and will be deducted from Employee’s final paycheck upon termination. Employee is also eligible for eight (8) paid holidays per year as designated by the Company. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein or in any employment offer shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

(H)     Employee hereby acknowledges and agrees that, except as set forth in this Exhibit, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment under this Agreement.

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Exhibit B

RELEASE AND WAIVER

This Release and Waiver (this "Agreement") is made by and between Earl C. Howell ("Employee") and Campus Crest Communities, Inc. (the "Company") (together, the "parties"). For the consideration herein, the receipt and sufficiency of which are acknowledged, Employee and the Company mutually agree as follows:

1.          In connection with the parties' execution of that certain Amended Employment Agreement effective August 15, 2012 (the "Amended Employment Agreement"), Employee and the Company agreed, for valid and sufficient consideration, to execute this release and waiver.

2.          Employee represents that he has filed no claims, proceedings, charges or actions of any type against the Released Parties (as defined below). Employee knowingly and voluntarily agrees, personally and on behalf of anyone who may claim through him, to irrevocably and unconditionally release, acquit and forever discharge the Company and any parent, subsidiary and affiliated companies and their respective partners, principals, shareholders, representatives, officers, board members, subsidiaries, employees, members, managers, supervisors, advisors, attorneys, insurers, affiliates, executors, administrators, and other agents, successors and assigns (collectively, the "Released Parties"), from any and all complaints, claims, liabilities, agreements, controversies, damages, causes of action, suits, demands, costs, wages and salary, benefits, compensation, debts or expenses of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereafter "Claims"), which Employee had, has now or may have in the future, arising out of or relating to any acts or omissions occurring prior to his execution of this Agreement. Without limiting the foregoing, the Claims released include, but are not limited to, those arising out of or relating to Employee's employment with the Company, Claims based on alleged or actual rights arising under federal, state or local laws, common law, statutory law and any county or municipal provision, statute or ordinance relating to any employment term or condition, discrimination or retaliation based on race, sex, age, ethnicity, religion, disability or other forms of discrimination (including but not limited to the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act, 29 U.S.C. §621, et seq. ERISA, COBRA, the Americans with Disabilities Act, The Family & Medical Leave Act, The Equal Pay Act, Title VII of the Civil Rights Act of 1964, The Fair Labor Standards Act, 42 U.S.C. § 1981, all as amended, or any other federal, state or local laws relating to or otherwise regulating Employee's employment with the Company, including but not limited to the North Carolina Equal Employment Practices Act, NC Gen. Stat. §143-4221 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 75-25.1, et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. § 95-240, et seq.; the North Carolina Persons with Disabilities Protection Act, N.C. Gen. Stat. § 68A-1, et seq.; the North Carolina Wage and Hour Act, N.C. Gen. Stat. § 95-25.1, et seq.; or claims alleging wrongful termination, retaliation, harassment and/or seeking damages for mental and/or emotional distress). The one caveat to this release is that Employee's rights and obligations under the Amended Employment Agreement and any confidentiality, non-compete, non-solicitation agreements or other restrictive covenants shall remain in full force and effect.

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3.          The Company likewise releases Employee from any and all complaints, claims, liabilities, agreements, controversies, damages, causes of action, suits, demands, costs, wages and salary, benefits, compensation, debts or expenses of any kind or nature whatsoever, known or unknown, suspected or unsuspected, which the Company had, has now or may have in the future, arising out of or relating to any acts or omissions occurring prior to the Company's execution of this Agreement. The one caveat to this release is that the Company's rights and obligations under the Amended Employment Agreement and any confidentiality, non-compete and non-solicitation agreements or other restrictive covenants shall remain in full force and effect.

4.          Employee represents that he has not, and will not, make or file, or permit to be made or filed on his behalf, any claims, proceedings, lawsuits or causes of action against the Released Parties based on any acts or omissions occurring on or before the date of execution of this Agreement. This Agreement is not to be construed as barring Employee from filing charges with any agency pertaining to any matter covered by this Agreement or as interfering with Employee's right to testify, assist or participate in an administrative hearing or proceeding.  However, Employee agrees that Employee will not accept any monetary or non-monetary benefit (excepting standard witness fees and mileage), including but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.  Employee acknowledges that the severance and/or benefits provided by the Amended Employment Agreement represent complete satisfaction of any monetary and non-monetary claims Employee has or might have against the Released Parties.

5.          Employee represents and warrants (a) that this Agreement is written in a manner calculated to be understood by him and that he has read and understands this Agreement, (b) that he is knowingly and voluntarily waiving rights and claims in exchange for consideration in addition to anything of value to which he is already entitled, (c) that Employee has been advised in writing to consult with an attorney before executing this Agreement, (d) that Employee does not release or waive any right or claim which Employee may have which arises after the date of this Agreement, (e) that he has been given at least 21 days within which to consider this Agreement, and (f) that, if he executes this Agreement before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21-day period.

6.          Employee agrees and understands that this Agreement must be signed and returned to Andrew Young by the end of the 21-day period referenced above. For a period of 7 days after the execution and return of this Agreement, Employee may revoke it by delivering a written revocation notice to Mr. Young. This Agreement will not be effective or enforceable until the revocation period expires.

7.          Employee agrees not to disparage the Company, directly or indirectly, and to maintain confidentiality of all information obtained during his employment with the Company.

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8.          The parties expressly disclaim any wrongdoing, and this Agreement is not an admission by any party that either has acted wrongfully or has any claim against the other or is covered by any law, statute or provision.

9.          This Agreement is governed by North Carolina law. This Agreement's provisions are severable, and if any part is found unenforceable, the other parts will remain fully valid and enforceable. Employee represents that he has not relied upon any representation by any agent or representative of the Company with regard to the subject matter, basis or effect of this Agreement and has not assigned any Claim to any third party. Each party's respective heirs, administrators, executors, successors and assigns are bound by this Agreement and it inures to the benefit of the Employee's and the Released Parties' respective heirs, administrators, executors, successors and assigns.

10.         All controversies, claims, issues and other disputes arising out of or relating to this Agreement shall be settled in accordance with the provisions of Section 13 of the Amended Employment Agreement.

11.         This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and replaces and supersedes any other agreement between the parties relating to its subject matter. However, any confidentiality/non-solicitation/non-compete agreements or other restrictive covenants between the Company and Employee shall remain in full force and effect. Further, the terms of the Amended Employment Agreement between the parties shall remain in full force and effect to the extent not expired or terminated prior to the execution of this Agreement.

12.         The language of the parties in this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Agreement shall not be construed against the "drafter." No amendment to or modification of this Agreement shall be of any force unless in writing and signed by the party against whom it is sought to be enforced.

PLEASE READ CAREFULLY. EXCEPT AS EXPRESSLY EXCEPTED HEREIN, THIS AGREEMENT INCLUDES AND CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed to and executed this _____ day of ________________, 201_.

Earl C. Howell, Employee	Campus Crest Communities, Inc.

By:

Its:

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Exhibit C

	Grant Date	Stock Grants
IPO Grants	10/19/2010	33,333
Per Employment Contract	1/1/2012	33,333
Per Employment Contract	1/1/2013	11,110
2011 EICP grants	1/31/2012	6,283
2012 EICP grants[1]	Q1 2013	TBD
Total Grants		84,059

Less:	Vest Date	Vested Shares
IPO Grant Vesting	10/19/2011	(11,111)

Unvested Shares to Vest Ratably During 2013		72,948
Vesting Per Quarter		18,237

Notes:

1)	2012 EICP stock grants will be included in grant pool and will vest ratably over the remaining quarters of 2013 with 100% grants vest by December 31, 2013.

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Exhibit D

FINAL RELEASE AND WAIVER

     This Final Release and Waiver (this "Agreement") is made by and between Earl C. Howell ("Employee") and Campus Crest Communities, Inc. (the "Company") (together, the "Parties"). For the consideration herein, the receipt and sufficiency of which are acknowledged, Employee and the Company mutually agree as follows:

1.          In connection with the Parties' execution of that certain Amended Employment Agreement effective August 15, 2012 (the "Amended Employment Agreement"), Employee and the Company agreed, for valid and sufficient consideration, to execute this release and waiver at the conclusion of Employee’s employment with the Company on December 31, 2013.

2.          The Parties acknowledge that Employee’s employment with the Company concluded on December 31, 2013. Employee will submit any reimbursable business expenses to the Company for approval and return all Company-owned assets and equipment, the ownership of which has not been expressly transferred to him, by January 14, 2013. Employee agrees that he will make himself reasonably available in the future to answer questions from the Company or to assist with legal matters in exchange for payment of $180 per hour for such services.

3.          Employee represents that he has been paid all wages, benefits, compensation and remuneration of any kind due as a result of or arising from his employment with the Company, including, but not limited to, his employment under the Amended Employment Agreement. Employee further represents that he has filed no claims, proceedings, charges or actions of any type against the Released Parties (as defined below) and agrees not to do so in the future relating to any acts or omissions occurring as of the date of execution of this Agreement. Employee knowingly and voluntarily agrees, personally and on behalf of anyone who may claim through him, to irrevocably and unconditionally release, acquit and forever discharge the Company and any parent, subsidiary and affiliated companies and their respective partners, principals, shareholders, representatives, officers, board members, subsidiaries, employees, members, managers, supervisors, advisors, attorneys, insurers, affiliates, executors, administrators, and other agents, successors and assigns (collectively, the "Released Parties"), from any and all complaints, claims, liabilities, agreements, controversies, damages, causes of action, suits, demands, costs, wages and salary, benefits, compensation, debts or expenses of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereafter "Claims"), which Employee had, has now or may have in the future, arising out of or relating to any acts or omissions occurring prior to his execution of this Agreement. Without limiting the foregoing, the Claims released include, but are not limited to, those arising out of or relating to Employee's employment with the Company or the separation, conclusion or termination thereof, Claims based on alleged or actual rights arising under federal, state or local laws, common law, statutory law and any county or municipal provision, statute or ordinance relating to any employment term or condition, discrimination or retaliation based on race, sex, age, ethnicity, religion, disability or other forms of discrimination (including but not limited to the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act, 29 U.S.C. §621, et seq. ERISA, COBRA, the Americans with Disabilities Act, The Family & Medical Leave Act, The Equal Pay Act, Title VII of the Civil Rights Act of 1964, The Fair Labor Standards Act, 42 U.S.C. § 1981, all as amended, or any other federal, state or local laws relating to or otherwise regulating Employee's employment with the Company, including but not limited to the North Carolina Equal Employment Practices Act, NC Gen. Stat. §143-4221 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 75-25.1, et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. § 95-240, et seq.; the North Carolina Persons with Disabilities Protection Act, N.C. Gen. Stat. § 68A-1, et seq.; the North Carolina Wage and Hour Act, N.C. Gen. Stat. § 95-25.1, et seq.; or claims alleging wrongful termination, retaliation, harassment and/or seeking damages for mental and/or emotional distress). The one caveat to this release is that Employee's obligations under any confidentiality, non-compete, non-solicitation agreements or other restrictive covenants shall remain in full force and effect.

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4.          The Company likewise releases Employee from any and all complaints, claims, liabilities, agreements, controversies, damages, causes of action, suits, demands, costs, wages and salary, benefits, compensation, debts or expenses of any kind or nature whatsoever, known or unknown, suspected or unsuspected, which the Company had, has now or may have in the future, arising out of or relating to any acts or omissions occurring prior to the Company's execution of this Agreement.

5.          Employee represents that he has not, and will not, make or file, or permit to be made or filed on his behalf, any claims, proceedings, lawsuits or causes of action against the Released Parties based on any acts or omissions occurring on or before the date of execution of this Agreement and that he has not assigned or pledged any Claims to any person or entity and no other person or entity has an interest in the Claims he is releasing herein. This Agreement is not to be construed as barring Employee from filing charges with any agency pertaining to any matter covered by this Agreement or as interfering with Employee's right to testify, assist or participate in an administrative hearing or proceeding.  However, Employee agrees that Employee will not accept any monetary or non-monetary benefit (excepting standard witness fees and mileage), including but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.  Employee acknowledges that the severance and/or benefits provided by the Amended Employment Agreement represent complete satisfaction of any monetary and non-monetary claims Employee has or might have against the Released Parties.

6.          Employee represents and warrants (a) that this Agreement is written in a manner calculated to be understood by him and that he has read and understands this Agreement, (b) that he is knowingly and voluntarily waiving rights and claims in exchange for consideration in addition to anything of value to which he is already entitled, (c) that Employee has been advised in writing to consult with an attorney before executing this Agreement, (d) that Employee does not release or waive any right or claim which Employee may have which arises after the date of this Agreement, (e) that he has been given at least 21 days within which to consider this Agreement, and (f) that, if he executes this Agreement before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21-day period.

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7.          Employee agrees and understands that this Agreement must be signed and returned to Andrew Young by the end of the 21-day period referenced above. For a period of 7 days after the execution and return of this Agreement, Employee may revoke it by delivering a written revocation notice to Mr. Young. This Agreement will not be effective or enforceable until the revocation period expires.

8.          Employee agrees not to disparage the Company, directly or indirectly, and to maintain confidentiality of all information obtained during his employment with the Company.

9.          The Parties expressly disclaim any wrongdoing, and this Agreement is not an admission by any party that either has acted wrongfully or has any claim against the other or is covered by any law, statute or provision.

10.         This Agreement is governed by North Carolina law. This Agreement's provisions are severable, and if any part is found unenforceable, the other parts will remain fully valid and enforceable. Employee represents that he has not relied upon any representation by any agent or representative of the Company with regard to the subject matter, basis or effect of this Agreement and has not assigned any Claim to any third party. Each party's respective heirs, administrators, executors, successors and assigns are bound by this Agreement and it inures to the benefit of the Employee's and the Released Parties' respective heirs, administrators, executors, successors and assigns.

11.         All controversies, claims, issues and other disputes arising out of or relating to this Agreement shall be settled in accordance with the provisions of Section 13 of the Amended Employment Agreement.

12.         This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and replaces and supersedes any other agreement between the Parties relating to its subject matter. However, any confidentiality/non-solicitation/non-compete agreements or other restrictive covenants between the Company and Employee shall remain in full force and effect.

13.         The language of the Parties in this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. This Agreement shall not be construed against the "drafter." No amendment to or modification of this Agreement shall be of any force unless in writing and signed by the party against whom it is sought to be enforced.

PLEASE READ CAREFULLY. EXCEPT AS EXPRESSLY EXCEPTED HEREIN, THIS AGREEMENT INCLUDES AND CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Agreed to and executed this _____ day of ________________, 201_.

Earl C. Howell, Employee	Campus Crest Communities, Inc.

By:

Its:

33